Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the:

a)	Registration Statement on Form S-3 of 180 Life Sciences Corp. (the “Company”) (File No. 333-265416);

b)	Registration Statements on Form S-1 of the Company (File Nos. 333-259209, 333-272749, 333-276796 and 333-283265); and

c)	Registration Statements on Form S-8 of the Company (File Nos. 333-284533, 333-278772, 333-274276, 333-266716 and 333-259918

of our report dated March 22, 2024, with respect to our audits of the consolidated financial statements of 180 Life Sciences Corp. as of December 31, 2023, and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of 180 Life Sciences Corp. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

San Francisco, CA

March 31, 2025